Exhibit 5.1
June 14, 2011

Amicus Therapeutics, Inc. 6 Cedar Brook Drive Cranbury, NJ 08512
Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed by Amicus Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers (i) an additional 7,000,000 shares of Common Stock of the Company under the Company’s Amended and Restated 2007 Equity Incentive Plan and (ii) an additional 360,798 shares of Common Stock of the Company under the Company’s Amended and Restated 2007 Director Option Plan (collectively, the “Shares”). The Company’s Amended and Restated 2007 Equity Incentive Plan and Amended and Restated 2007 Director Option Plan shall be collectively referred to herein as the “Plans”.
You have requested that we render the opinion set forth in this letter and we are furnishing this opinion pursuant to the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission under the Securities Act.
We have examined the Registration Statement, including the exhibits thereto, the Company’s Restated Certificate of Incorporation and Restated By-laws, as currently in effect, the Plans, certain resolutions of the board of directors of the Company and such other documents as we have deemed appropriate. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Plans and any underlying award agreements or letters, will be validly issued, fully paid and non-assessable.
We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware, and the federal laws of the United States of America.

Amicus Therapeutics, Inc.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
As counsel to the Company, we have furnished this opinion in connection with the filing of the Registration Statement. Except as otherwise set forth herein, this opinion may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.
Sincerely,
/s/ Pepper Hamilton LLP
PEPPER HAMILTON LLP